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                                                                    EXHIBIT 16.1



February 24, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of the Celebrate Express Inc. Form 8-K dated February 24, 2005, and have the following comments:

1. We agree with the statements made in the first sentence in the first paragraph and in the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and in the last paragraph.

Yours truly,


/s/ Deloitte & Touche LLP

Seattle, Washington